SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 5, 2010

SPICY PICKLE FRANCHISING, INC.
(Exact name of registrant as specified in its charter)

Colorado (State or other jurisdiction of incorporation)	0-53000 (Commission File Number)	38-3750924 (IRS Employer Identification No.)

90 Madison Street, Suite 700, Denver, Colorado 80206
 (Address of principal executive offices)          (Zip Code)

(303) 297-1902
Registrant’s telephone number, including area code

Not Applicable
 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On October 5, 2010, the Registrant entered into an Executive Employment Agreement with Clint Woodruff, who will serve as the Chief Financial Officer of the Registrant effective October 18, 2010.

Mr. Woodruff is 37 years of age.  Mr. Woodruff is a certified public accountant with 14 years of experience in corporate accounting at varying levels from senior corporate accountant to Vice President of Finance and Controller.  Mr. Woodruff’s experience includes restaurant and franchise operations.  From 1996 to 1998, he was the Senior Corporate Accountant for Pretzelmaker, Inc., a company in the food franchising business.  From 1998 to 2000, he was the Manager of Finance for Ampco System Parking at Denver International Airport.  From 2000 to 2007, he was worked in different positions from Senior Accountant to Vice President of Finance and Controller for Champps Entertainment, a publicly-held company in the restaurant industry.  From 2008 to 2010, Mr. Woodruff was the Corporate Controller for Reliant Healthcare Professional, Inc.  In 2002 Mr. Woodruff received a Masters of Business Administration from Regis University, Denver, Colorado and in 1996, received a Bachelors of Science in Business Administration from the University of Colorado, Boulder, Colorado.

The basic term of the Executive Employment Agreement extends through October 18, 2013 and the agreement provides for an annual base salary of $125,000, and the granting of five-year options to purchase up to 500,000 shares of the Registrant’s common stock, to be priced at the closing price on October 18, 2010.  The options will vest proportionately on the first, second, and third anniversary of the agreement.

Effective October 18, 2010, Arnold Tinter will resign as the Chief Financial Officer of the Registrant.  The Registrant will pay Mr. Tinter a consulting fee of $8,000 per month for a period of four months to insure a smooth transition to Mr. Woodruff.

Item 9.01           Financial Statements and Exhibits

Regulation S-K Number	Document

10.1	Executive Employment Agreement with Clint Woodruff dated effective October 18, 2010

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SPICY PICKLE FRANCHISING, INC.

October 12, 2010	By: /s/ Arnold Tinter
Arnold Tinter Chief Financial Officer

EXHIBIT INDEX

Regulation S-K Number	Document

10.1	Executive Employment Agreement with Clint Woodruff dated October 18, 2010